Exhibit 23.2      Consent of Dohan and Company, P.A., CPA's


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 9, 2000 (except for Note 9 as to which the date was August 5, 2000), on our audits of the financial statements of VentureNet Capital Group, Inc. (F/K/A VentureNet, Inc., and before that, Internet Stock Market Resources, Inc.) as of May 31, 2000 and 1999, and for the years then ended, which report is included and appears on page F-1 of the Annual Report on Form 10-KSB for the year ended May 31, 2000.


                                              /s/ Dohan and Company, P.A., CPA's


Dohan and Company, P.A., CPA's
7700 North Kendall Drive, Suite 204
Miami, Florida 33156
September 6, 2001